Exhibit 4.8
SHARE PURCHASE AGREEMENT

THIS AGREEMENT is entered into as of the 19 day of August 2009

BY and AMONG:

(1)	Elron Electronic Industries Ltd., (Corporate No. 52-002803-6), having its registered office at 3 Azrieli Center, The Triangular Tower, 42nd Floor, Tel Aviv 67023 Israel (the “Seller”); and

(2)	Discount Investment Corporation Ltd., (Corporate No. 52-002389-6), having its registered office at 3 Azrieli Center, The Triangular Tower, 44th Floor, Tel Aviv 67023 Israel, ("DIC"); and

(3)
Clal Industries and Investments Ltd., (Corporate No. 52-002187-4), having its registered office at 3 Azrieli Center, The Triangular Tower, 45th Floor, Tel Aviv 67023 Israel, ("CII"). Each of DIC and CII is referred to herein as a "Purchaser" and such purchasers collectively, but severally, are referred to herein as the "Purchasers").

WHEREAS:

(A)
The Seller is the sole owner of 4,611,685 shares of par value NIS 1 each in Netvision Ltd. (the “Company”), such shares representing on the date hereof,  approximately 15.24% of the issued and outstanding share capital of the Company (the “Shares”).

(B)	The Purchasers are shareholders of the Company and parties with the Seller to the Shareholders Agreement (defined below)

(C)	Upon the terms and subject to the conditions set forth herein the Seller wishes to sell the Shares to the Purchasers and the Purchasers wish to purchase the Shares from the Seller.

NOW THEREFORE, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	In addition to the terms defined in the preamble and the recitals above and certain terms defined in particular clauses hereof, the following terms shall have the following meanings:

Agreement	this Share Purchase Agreement.
Business Days	any day on which banks are open for business in the State of Israel.
Governmental Authority
any government, state,  political subdivision thereof, or any entity, body, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or judicial body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

Organizational Documents	in respect of any entity, its memorandum of association and articles of association.
Security Interests
all trusts, liens, pledges, charges, attachments, other security interests, conditional sale agreements, options, voting agreements, other rights or claims of others or encumbrances of any character whatsoever.

Seller Director	each designee of the Seller serving as a Director of the Company.
Shareholders Agreement	The Shareholders Agreement dated January 25, 2007 among the Seller, DIC, CII and a wholly owned subsidiary of CII with respect to their respective shareholdings in the Company.
Taxes	all taxes, charges, fees, duties, levies or other assessments which are imposed by any Governmental Authority, including any interest, penalties or additions attributable thereto.

1.2	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.4	The recitals and schedules hereto form an integral part of this Agreement.

1.5	The term “law” shall include any by-law, rule or regulation of any Governmental Authority.

2.	PURCHASE AND SALE OF THE SHARES

2.1	Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, at and subject to the Closing (as defined in this Section 2 below) the Seller hereby agrees to  sell, transfer, assign and deliver to the Purchasers and the Purchasers hereby agree, severally and not jointly, to purchase from the Seller the number of the Shares set forth opposite each Purchaser's name on Schedule 1 attached hereto, for a purchase price per Share of NIS 49.6, free and clear of any Security Interests.

The parties hereto agree that the Shares are purchased by each Purchaser on the basis of "as is" condition of the Company and its subsidiaries, without reliance on any representations and warranties other than the representations made by the Seller in Section 3 hereof.

2.2	Purchase Price

(a)
In consideration for the Shares sold, transferred and assigned by the Seller, each Purchaser hereby agrees to pay to the Seller and the Seller hereby agrees  to receive from such Purchaser, at Closing, a cash payment in immediately available funds in a total amount set forth opposite each Purchaser's name on Schedule 1 (the “Purchase Price”). In the event that following the date of this Agreement the Company shall declare any distribution to its shareholders with a record date for entitlement thereto being prior to the Closing Date, the Purchase Price payable by each Purchaser shall be reduced by the amount of such distribution as applicable to the number of the Shares to be purchased by such Purchaser hereunder.

(b)
Each Purchaser shall pay its respective Purchase Price to the Seller in full at Closing against the transfer by the Seller of the Shares to be sold by it to such Purchaser. The Seller shall be responsible for the payment of all Taxes applicable to it with respect to the sale of the Shares hereunder.

2.3	Closing

The purchase and sale of the Shares and the payment of the Purchase Price (the “Closing”) shall take place at the offices of the Purchaser within three (3) Business Days following the time that all conditions precedent to the Closing set forth in Section 2.4 below shall be fulfilled (such date, the “Closing Date”).

At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered.

(a)	At the Closing, the Seller will deliver, or cause to be delivered, to each Purchaser the following documents:

(i)
Seller's signed letters of instructions to the Tel Aviv Stock Exchange member through which the Seller holds the Shares ("Seller's Broker") to transfer to each Purchaser's securities account with a Tel Aviv Stock Exchange member as set forth in Schedule 1 the respective number of Shares set forth opposite such Purchaser's name in Schedule 1, and confirmation from Seller's Broker that such instructions were actually carried out.

(ii)
A copy of a written notice to the Company, signed by each Seller Director then serving in office, as to the resignation thereof from the Company's Board of Directors with effect as of the Closing Date.

(iii)	Effective exemption from deduction of tax withholding applicable to the Purchase Price.

(b)
At the Closing, each Purchaser shall deliver, or cause to be delivered, to the Seller, its respective Purchase Price by wire transfer of immediately available funds to a bank account of the Seller as set forth in Schedule 1.

2.4	Conditions to Closing

(a)
Joint Condition to Closing.  Each party’s obligation to consummate the purchase and sale of the Shares hereunder is subject to the fulfilment, no later than by November 19, 2009, of each of the following conditions precedent.

(i)	The transactions contemplated hereunder shall be approved by the shareholders' meeting of each of the parties hereto as required by applicable law;

(ii)
Any consent to the transactions contemplated by this Agreement required in connection with the Company's or its subsidiaries' licenses (including from the Israeli Ministry of Communications) shall have been obtained, such consents to be unconditional.

(b)
Conditions to the Purchasers' Obligation to Close.  Each Purchaser’s obligation to consummate the purchase of the Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions.

(i)	The representations and warranties of the Seller shall be true and correct in all material respects at the Closing as though made as of the Closing Date.

(ii)	The Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)
Conditions to the Seller’s Obligation to Close.  The Seller’s obligation to consummate the sale of the Shares hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions.

(i)	The representations and warranties of each Purchaser shall be true and correct in all material respects at the Closing as though made as of the Closing Date.

(ii)	Each Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

However, in the event that one or more of the conditions precedent set forth in Section 2.4(a) above is not fulfilled with respect to one of the Purchasers (the "Precluded Purchaser"), then the other Purchaser shall purchase, and Elron shall sell to such other Purchaser, the Shares set forth opposite such other Purchaser's name in Schedule 1 and, in addition, such other Purchaser shall be entitled, but not obligated, to purchase from Elron at the Closing and under the terms hereof all (but not less than all) of the Shares that the Precluded Purchaser would have been  entitled to purchase hereunder.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to each of the Purchaser with effect as of the date hereof as follows:

3.1	Organization and Authority

(a)	The Seller has the necessary corporate power to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)	Subject to obtaining the approval of the General Meeting of the Seller's shareholders, as required by applicable law:

(i)            The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Seller.

(ii)            This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

3.2	Capitalization

(a)	Recital A hereof accurately describes Seller’s entire ownership interests in the Company.

(b)	The Shares are fully paid and nonassessable and, subject to the Shareholders Agreement and the Company's Articles of Association, are free and clear of all Security Interests.

3.3	No Conflict

Subject to the fulfilment of all the conditions set forth in Section 2.4(a), the execution, delivery and performance of this Agreement by the Seller does not and will not:

(a)	violate, conflict with or result in the breach of any provisions of the Organizational Documents of Seller;

(b)	violate, or require any approval or consent under, any material law or governmental order applicable to Seller and/or the Company ; or

(c)
materially violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which it or any of the Shares are bound or affected, or result in the creation of any Security Interests on any of the Shares or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing.

4.	REPRESENTATIONS AND WARRANTIES OF EACH OF THE PURCHASERS

Each Purchaser, separately and not jointly, hereby represents and warrants to the Seller with regard to itself, with effect as of the date hereof as follows.

4.1	Organization and Authority

(a)	The Purchaser has the necessary corporate power to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)	Subject to obtaining the approval of the General Meeting of the Purchaser's shareholders, as required by applicable law:

(i)            The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Purchaser.

(ii)            This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

4.2	No Conflict

Subject to the fulfilment of all the conditions set forth in Section 2.4(a), the execution, delivery and performance of this Agreement by the Purchaser does not and will not:

(a)	violate, conflict with or result in the breach of any provisions of its Organizational Documents;

(b)	violate, or require any approval or consent under, any material law or governmental order applicable to it; or

(c)
materially violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which it is bound or affected.

5.	COVENANTS

Each of the parties to this Agreement will do all acts and things and sign and execute all documents and deeds as required on its part for the purpose of implementing the terms of this Agreement.

6.	MISCELLANEOUS

6.1	Survival.

All representations and warranties of the parties hereto contained herein shall survive as set forth under applicable law.

6.2	Parties in Interest; Assignment.

This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  None of the Purchasers or the Seller may assign this Agreement without the written consent of the other parties hereto, which consent shall not be unreasonably withheld.

6.3	Communications

All notices or other communications hereunder to any party hereto shall be in writing and shall be given in person, addressed to such party in accordance with its address set forth above or to such other address as such party may designate to the other parties hereto in accordance with the aforesaid procedure. All communications delivered in person shall be deemed to have been given upon delivery.

6.4	Expenses

Each party hereto shall be responsible for its own expenses in connection with this Agreement and the consummation of the transactions contemplated herein.

6.5	Delays or Omissions; Waiver

The rights of a party hereto may be waived by such party only in writing and, specifically, the conduct of any one of the parties hereto shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or an amendment hereto. A waiver by a party hereto in respect of a breach by any other party hereto of such other party's obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by any other party hereto under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

6.6	Amendment

This Agreement may be amended or modified only by a written document signed by all the parties hereto.

6.7	Entire Agreement

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

6.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.9	Governing Law

The Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereto hereby submit to the jurisdiction of the competent courts in Tel Aviv, Israel in respect of any dispute arising in connection with this Agreement.

6.10	No Third-Party Beneficiaries

Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

6.11	Publicity

The parties hereto undertake to coordinate with each other regarding issuing press releases and making public announcements of the transactions contemplated herein. Neither party shall issue a press release or public announcement without the prior consent of the other parties unless public disclosure is required by law in which event no prior consent shall be required provided however that the disclosing party shall provide the other parties with notice of the said announcement prior to its public disclosure.

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 [Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date herein above set forth.

1.            ELRON ELECTRONIC INDUSTRIES LTD.

_________________________

2.            DISCOUNT INVESTMENT CORPORATION LTD.

_________________________

3.            CLAL INDUSTRIES AND INVESTMENTS LTD.

_________________________

Schedule 1

Purchasers, Shares, Purchase Price

Purchaser	Number of Shares	Total Purchase Price (NIS)
Discount Investment Corporation Ltd.	2,588,438	128,386,525
Clal Investments and Industries Ltd.	2,023,247	100,353,051

Seller's Bank Account

Bank:	Israel Discount Bank

Branch:	Main Branch Haifa, No. 070

Account No.:	167959

Swift Code:	IDBLILITHAI

or any other bank account in Israel, details of which shall be provided in writing by the Seller to each Purchaser at least five (5) Business Days prior to the Closing.

Purchasers' Securities Accounts

Purchaser	Account Detail
Discount Investment Corporation Ltd.	TASE Member: Clal Finance Batucha Investment Managment Ltd. (TASE Member No. 2311) Branch: Corporations and Institutional Investors Branch (סניף תאגידים ומוסדיים) Account No.: 102333
Clal Investments and Industries Ltd.	Bank: Branch: Account No.:

or any other securities account of any Purchaser with a Tel Aviv Stock Exchange member, details of which shall be provided in writing by such Purchaser to the Seller at least five (5) Business Days prior to the Closing.